                                                              Exhibit 6.1
                                                              Agreement No. 9904


                           CUSTOMER SERVICE AGREEMENT

BETWEEN:

          Canadian Telecom Resellers Alliance, a division of
          Optel Communications Corporation an Ontario business corporation, having its registered office at 111Peter St. Suite 300, in the City of Toronto,
          ON, M5V2H1,

          (hereafter called "CTRA"),


AND:

          Innofone Canada Inc, a corporation duly constituted under the laws of Canada having its principal place of business at 241 Applewood Crescent Suite 4, in the city of Vaughan ON L4K 4E6

          (hereafter called the "Customer").

1.   The Service

     1.1 Customer, a purchaser and supplier of telecommunications services, hereby requests CTRA and CTRA hereby agrees to provide a telecommunications termination service (hereinafter referred to as the "Service") to Customer, allowing Customer to route its clients' long distance phone calls through CTRA's underlying carrier networks, under the terms and conditions specified herein.


     [*]  = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED
            SEPARATELY WITH THE SECURITIES & EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS. OMITTED TEXT IS INDICATED BY A " * ".


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     1.2  Customer shall not use the Service, nor shall allow the use of the
          Service by others, for any illegal purposes, or in a manner that violates the law, or for annoying any person, or in a manner which interferes with the use of the Service by others users. Customer shall not be excused from paying CTRA for the Service, or any portion thereof, on the basis that a fraudulent or an unauthorized use comprised a corresponding portion of such Service.

     1.3 In order to obtain the Service, Customer must first comply with the procedures outlined in Schedule A and its Annexes I and 2 appended hereto and made a part hereof.




2.   Rates, Charges and Taxes


     2.1 Customer agrees to and shall be responsible for paying CTRA for all calls and data transmissions made or received over CTRA's underlying carrier networks via the means made available to Customer and its sub-users to access CTRA's underlying carrier networks, on the basis of the set per-minute rates and the various non-recurring charges outlined in Schedule B attached hereto and made a part hereof

     2.2 Customer further agrees to and shall be responsible for paying CTRA all applicable federal, provincial and local taxes which shall be added to the amounts payable by Customer to CTRA hereunder.

     2.3 Should CTRA offer more favourable terms and conditions to another customer, for the services covered by this agreement, for a commitment level less than or equal to the Customer commitment, CTRA shall make those favourable terms available to Customer, within 30 days. Such terms shall include, but are not limited to rates, term, commitment level and termination liabilities.

3.   Duration and Renewal

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                                      -3-


     3.1 This agreement is for a term of Two (2) years, starting on April 11, 2000, and ending at noon, Eastern Standard Time, April 10, 2002, (hereinafter referred to as the "initial term").

     3.2 This agreement will renew automatically for an equivalent term at the end of the initial term or each renewal unless Customer or CTRA advises the other in writing of its intention not to renew the agreement at least thirty (30) days prior to the end of the initial term or renewal. CTRA will notify Customer 30 days prior to the end of the initial term and any renewal term.


4.   Terms of Payment and Billing


     4.1 Customer shall be invoiced by CTRA on a monthly basis and each invoice is due and payable thirty (30) days from the date of the invoice.

     4.2  Invoices not paid when due shall accrue interest at a monthly rate of
          * compounded monthly (* per annum) and computed on a daily basis from the date the invoice was due until payment is received by CTRA.

     4.3 In order to be considered, any billing discrepancies shall be submitted to CTRA with reasonable details, in writing, within thirty
          (30) days of the date of the invoice. Failing such submission within the stated delay, CTRA shall be entitled to disregard any such discrepancy.

     4.4 If Customer's payment by cheque is returned for insufficiency of funds or cannot otherwise be processed for payment, Customer shall be liable for and subject to a * charge, applicable each time a cheque is returned or not processed.

     4.5 The rates and charges mentioned in clauses 4.2 and 4.4 above are subject to change from time to time upon notice by CTRA to Customer, without giving effect to the opting out provisions of clause 14.


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     4.6  Termination, interruption or suspension of Service to Customer shall not affect Customer's obligation to pay any amount owing to CTRA hereunder or otherwise.

     4.7 Customer guarantees that their monthly billing will not be less than *, ( the "Minimum Monthly Commitment") on or before March 31st, 2001 and will not be less than this amount for the remainder of the term or any renewal term. Should the Customer not enter into an agreement with the Hudson Bay Company to provide long Distance services to its credit card holders, then the Minimum Monthly Commitment will be reduced to *.

     4.8 If by March 31st, 2001 the Customer does not reach the billing level specified in clause 4.7, the Customer shall pay forthwith to CTRA an increase of * per minute, over and above the rates described in Schedule B, for each billed minute and for each month where the commitment of clause 4.7 is not met during the rest of the present term or the renewal item.

5.   Security


     5.1  deleted

     5.2 Any deposit required pursuant to clause 5.1 shall be held by CTRA without interest to Customer. CTRA shall have the right to apply the deposit against any outstanding balance in Customer's account. In the event that there is no outstanding balance or it is less than the amount deposited, the deposit or the remainder of the deposit shall be refunded to Customer upon termination of this agreement.

     5.3 Customer hereby grants, as of the execution of this agreement, and binds itself to execute simultaneously a document to that effect on the form provided by CTRA as an essential condition of this agreement, a first ranking security on all Customer's accounts receivable, lists of clients and other goodwill, to the benefit of CTRA, in order to secure all the obligations of Customer hereunder. Where the law requires the said security to be for a fixed amount, such amount will be set at an amount equal to the equivalent of one (1) year estimated billing for the Service. In order


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                                      -5-


          to give effect to the foregoing, Customer will do all things and execute all additional instruments useful or necessary to effectively assign its accounts receivable, lists of clients and other goodwill to CTRA.

     5.4 CTRA shall have the right to request at all times and receive forthwith from the Customer a copy of the last annual or quarterly financial statements of Customer.

6.   Service or Equipment Failure

     6.1 CTRA does not warrant uninterrupted Service, nor the continuous availability or working of its equipment, or the transmission services, systems or equipment of any other telecommunications or telephone company or carrier whose services, equipment or systems are used by CTRA, or by Customer or any of its users in connection with the Service.

     6.2 For the purposes of this agreement, "interruption" shall mean the inability to complete calls due to network, system or equipment malfunction or human errors.

     6.3 In addition to the provisions of clause 10.3, it is expressly understood that Service may be temporarily suspended or interrupted without any liability being incurred by CTRA. Furthermore, no compensation, credit, allowance or adjustment will be made to amounts otherwise owing by Customer by reason of any such suspensions or interruptions.

     6.4 No credit will be given for Service difficulties such as (without limiting the generality of the foregoing) low dial tone, circuits busy or other network or switching capacities shortages, interruptions caused by the failure of any services or facilities provided by a carrier or other entity other than CTRA, interruptions caused by Customer's fault, negligence or wilful act or interruptions caused by failure of Customer's equipment or systems, or interruption by CTRA due to Customer's failure to pay any amount due to CTRA or any breach of this agreement by Customer.

7.   Confidential Information


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                                      -6-



     7.1 Customer states and acknowledges that all information mentioned herein or otherwise transmitted to CTRA or its underlying carriers, is true and exact. Customer warrants that it has been authorized to transmit such information to CTRA and that CTRA is authorized to receive and to hold such information. Furthermore, Customer acknowledges it was informed upon giving said information, that:

          7.1.1 the information will be used for the purpose of obtaining the Service, for the management of its Customer file and, among other things, for reasons of credit, billing and collection; and

          7.1.2 the information contained in its Customer file is available only where necessary, to employees or agents of CTRA for the purposes of this agreement; and

          7.1.3 its Customer file will be stored in the Customers Service Department of CTRA's underlying carriers where Customer will forward in writing any request to access or to rectify said information.

     7.2 Customer agrees to advise CTRA's underlying carriers without delay of any change to such information supplied by Customer for the purposes of this agreement.

     7.3 Customer further states and acknowledges that all information contained in this agreement and the Schedules hereto are confidential.

8.   Mutual Liability and Indemnification

     8.1 CTRA and Customer's directors, officers, employees, contractors or agents shall not be liable to each other, each others clients, employees, representatives or any other user of the Service or any other person or entity for:

          8.1.1 any mistakes, omissions, errors, delays or defect in transmissions, or failure to transmit, or interruptions of Service;

          8.1.2 any damages including direct, indirect, special consequential, exemplary or punitive damages, including,


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                                      -7-


                 without limitation, any interruption of business, any loss of data, goodwill, profits, earnings and business opportunities or other losses, resulting directly or indirectly out of or in connection with this agreement or the provision of or failure to provide the Service or other use of CTRA's communications services, facilities, equipment or systems, or the use of same by others, even if CTRA has been advised in advance of the possibility thereof;

          8.1.3 any acts or omissions of any connecting, underlying or local exchange telecommunications carrier whose facilities, equipment or systems are used in providing inter-connection for or termination of, the Service;

          8.1.4 claims for libel, defamation, slander, harassment, invasion of privacy, illegal or improper use of telecommunications services or facilities, infringement of copyright or unauthorized use of or infringement of trade-mark or trade-name or infringement of other intellectual property rights, arising out of the material data or information transmitted or received over CTRA's underlying carriers' services, facilities, equipment or systems; claims for patent infringement arising from combining or connecting Customer provided facilities, equipment or systems with CTRA's underlying carriers' services facilities, equipment or systems;

          8.1.5 claims by those to whom Customer may provide telecommunications or other services;

          8.1.6 all other claims arising out of any act or omission of Customer or any person utilizing Customer's telephone numbers, access lines, access codes, authorization codes, calling cards or other means to access CTRA's underlying carriers' network with or without the consent of Customer in connection with any services, facilities, equipment or systems, whether provided by CTRA or by Customer;

          8.1.7 any defacement of or damage to, the premises of Customer resulting from the attachment of any equipment, apparata or associated wiring or instruments supplied by CTRA on such


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                                      -8-



                 Customer's premises or by the installation or removal thereof;
                 or

          8.1.8 any breach of the provisions of this agreement due to force majeure or any other cause or event beyond their reasonable control.

     8.2 Without limiting the generality of the foregoing, CTRA's and Customer's total and only liability under this agreement is absolutely limited to an amount equal to that of the security provided for in
          Section 5 above.

     8.3 There is no express or implied warranty or condition, whether of merchantability, fitness for a particular purpose, or otherwise, with respect to the Service or any product or equipment provided by CTRA hereunder.

     8.4 Customer and CTRA hereby waives as against, its respective directors, officers, employees, contractors and agents and shall indemnify and hold all of them harmless from and against all claims, damages, penalty or fine and acts or omissions as described in clauses 8.1.1 to
          8.1.8 inclusive, made by Customer's or CTRA's directors, officers, employees, contractors or agents, or by any third party.

     8.5 Customer shall further indemnify and hold CTRA harmless from and against any penalty or fine ordered or imposed by any government authority or agency pursuant to finding CTRA guilty of misleading or fraudulent practices in activating clients of Customer on CTRA's underlying carriers' network. In addition, Customer shall pay to CTRA all amounts that are due by such clients, the applicable dispute charges as incurred and a penalty of * per complaint to cover the costs of investigation and administration thereof. All matters concerning such unauthorized activations will be referred to the local telephone company's Carrier Services group which investigates all such disputes. The burden of proof will be on Customer to prove its client did in fact choose Customer as its long distance service provider.

9.   Responsibility of Customer and CTRA


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                                      -9-


     9.1 Customer shall notify CTRA's underlying carriers within two (2) business days whenever any of its own clients or sub-users ceases to use the Service, either because the said client or sub-user has chosen a preferred inter-connection carrier other than CTRA or has had its service agreement with Customer interrupted or terminated for any reason.

     9.2 Where Customer so notifies CTRA's underlying carriers to discontinue the Service to specific sub-user(s) or telephone number(s), CTRA shall diligently discontinue the Service as requested, but in any event, no later than three (3) business days after the receipt of said notification, without liability to the Customer beyond the expiration of said three (3) days' delay.

     9.3 CTRA's underlying carriers will provide Customer with regular or occasional lists of Customer's clients. CTRA's underlying carriers will also promptly notify Customer of any PIC Care transactions indicating that one or more of Customer's clients or sub-users have selected another carrier. Customer shall have two (2) business days following the receipt of such list or notice to notify CTRA's underlying carriers that some clients are not Customer's clients any more and that the Service should not be provided to them through CTRA's underlying carriers' network.

     9.4 If Customer fails to so notify CTRA's underlying carriers, Customer shall be responsible for the payment of all amounts due by such clients or sub-users utilizing the Service beyond the expiration of said two (2) day delay.

     9.5 CTRA will provide Customer with daily delivery of Call Detail Records and 85% of Call Detail Records within 3 business days of when the call was made.

10.  Termination

     10.1 Except where otherwise specified, this agreement may be terminated by either party upon thirty (30) days written notice.

     10.2 Should this agreement be terminated by Customer before the expiry of the term or any renewal thereof, Customer will owe CTRA, and will be billed a termination charge of *.


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     10.3 Customer agrees that CTRA may suspend, disconnect or terminate the
          Service in whole or in part and this agreement, if Customer:

          10.3.1 fails to pay any invoice when due or any other amount owed to CTRA;

          10.3.2 fails to abide by the terms and conditions as specified in the agreement or provides false or misleading information to CTRA in connection with an application or agreement for Service;

          10.3.3 fails to provide or maintain a security deposit or other alternative when required to do so pursuant to this agreement; or

          10.3.4 intentionally or de facto transfers or assigns in whole or in part CTRA's Service without the express written authorization of CTRA, which shall be deemed a fraudulent use of the Service.

     10.4 Prior to such suspension or termination, CTRA will provide Customer with reasonable notice of the suspension or termination date, the reason(s) for the proposed suspension or termination and any amount owing.

     10.5 Notwithstanding anything herein contained, this agreement shall terminate forthwith automatically if Customer:

          10.5.1 uses CTRA's underlying carriers Service, facilities, equipment or systems in a manner that adversely affects CTRA's underlying carriers' operations or the use of CTRA's underlying carriers' services by other customers; or

          10.5.2 commits an act of bankruptcy within the meaning of the Bankruptcy and Insolvency Act (Canada); if any bankruptcy or insolvency proceedings are taken by or against the Customer; if Customer passes a resolution to or makes any voluntary assignment for the benefit of its creditors; if a receiver takes possession of any of Customer's property; if Customer ceases to carry on business in the


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                                      -11-


                  normal course; if Customer is liquidated or wound up, or avails itself of the Companies' Creditors Arrangement Act (Canada).

11.  Access to Site and Disconnection

     The employees of CTRA may enter the site where the Service is provided at all reasonable hours to install, inspect, repair, maintain, replace and disconnect all lines, and remove from the site CTRA's facilities and equipment.

12.  Notices

     Any notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been received five (5) business days after the post-marked date thereof if sent by mail, the next business day following transmission if sent by facsimile, or at the time of delivery if hand-delivered. Any notices shall be addressed as follow:



     To CTRA;              CTRA
                           111 Peter St, Floor 3
                           Toronto, ON, M5V2H1
                           Attn: Erle Stephens
                           Fax No: (416) 902-2777

     To Customer:          Innofone Canada Inc.
                           241 Applewood Inc.
                           Suite 4
                           Vaughan ON L4K 4E6





13.  Legal Costs

     Customer shall be responsible for all costs, expenses, collection agency fees, legal fees and disbursements incurred by CTRA to recuperate any sums owing by Customer hereunder, including fees on an solicitor/client


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                                      -12-



     basis in connection with any legal or other proceedings where judgement against Customer or its clients is awarded in favour of CTRA, or for, the creation and registration of the security mentioned in clause 5.3 hereof.

14.  Changes to Agreement

     The terms and conditions, the rates, charges or other fees associated with the Service are subject to changes from time to time. Upon notification of any such changes, Customer becomes liable for all new rates, charges or fees and is deemed to have accepted all new applicable changes in the relevant terms and conditions, unless, subject to the reserve of clause 4.5, Customer terminates the agreement within one (1) week from the receipt of such notification.



15.  Assignment

     Neither this agreement nor any right thereunder may be assigned, transferred or otherwise disposed of in whole or in part by Customer without the prior written consent of CTRA, which consent shall not be unreasonably withheld. Without restricting the generality of the foregoing, Customer shall be deemed to have assigned, transferred or disposed of this agreement upon a change in the direct or indirect control of Customer, including a sale of all or a substantial part of its assets. In such case, Customer shall diligently notify CTRA and provide it with the relevant information including but not limited to the new controlling party's name and address.

16.  Precedence and Governing Law

     16.1 This agreement supersedes all prior verbal or written agreements between the parties concerning the matters dealt with herein, including any tender, quotation, offer of services or purchase order.

     16.2 This Agreement and the rights and obligations and relations of the parties hereto shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein (but without giving consideration to any conflict of laws rules). The parties hereto agree that the Courts of Ontario shall have exclusive jurisdiction to entertain any action or other


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          legal proceedings based on any provisions of this Agreement. Each party hereto does hereby attorn to the jurisdiction of the Courts of the Province of Ontario.

     16.3 No waiver of any of the provisions of this agreement shall be deemed to be a waiver of any other provisions (whether similar or not) nor shall such a waiver constitute a continuing waiver, unless otherwise expressly provided for in writing and duly executed by the party to be bound thereby.

     16.4 If any clause or part thereof in this agreement be illegal or unenforceable, it shall be considered separate and severable from the agreement and the remaining provisions shall remain in full force and effect and shall be binding upon the parties as though the said clause or part thereof had never been included, providing that the agreement as thus modified remains operable.

     16.5 Customer has requested that this agreement and its ancillary documents be drafted in English. Le Client a exige que cet accord et ses documents connexes soient rediges en langue anglaise.

17.  Governmental Approvals

     This agreement, together with all attachments and all covenants, undertakings and obligations made herein, shall be conditional upon both parties obtaining and maintaining all necessary governmental licenses, consents, permits, authorizations and approval as are by law necessary. Each party shall use its best reasonable efforts to seek and maintain such authority as may be required.


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18.  Credit Approval

     This agreement will not become binding upon CTRA until final credit approval by CTRA. If credit approval is denied to Customer, this agreement will become null and void and will be deemed never to have existed.



     IN WITNESS WHEREOF the parties have executed this agreement on the _______ 11th day of April, 2000.

Customer:

By:                                By:
    ------------------------------    -----------------------------

Name: Larry Hunt

Title:   Chief Executive Officer


CTRA:

By:                                By:
    ------------------------------    -----------------------------

    Name: Erle Stephens                Name: Frank Menard

    Title: Managing Director           Title: Director of Sales

--------------------------------------------------------------------------------

                          For CTRA'S internal use only
--------------------------------------------------------------------------------
Credit application
--------------------------------------------------------------------------------

Approved:                              Denied:
--------------------------------------------------------------------------------

Date:                                  Authorized signature:
--------------------------------------------------------------------------------


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                                             Customer Service Agreement No: 9904


                                   SCHEDULE A



                                   PROCEDURES
                       PRECEDENT TO OBTAINING THE SERVICE






1.   In order to obtain the Service, Customer must first:

     1.1 obtain a standard Letter of Authorization (hereinafter referred to as "LOA") or a third party verification from each of its clients, detailing which telephone number(s) the clients to be converted to the Service. (The standard form of the LOA is appended hereto as Annex 1 and the standard text of the third party verification is appended hereto as Annex 2); and

     1.2 supply CTRA with a copy of the signed LOA or the completed third party verification, upon request.

2. As soon as reasonably possible after the receipt of Customer's order, CTRA's underlying carriers will process the Service order submitted on behalf of Customer.

3. Service orders submitted to CTRA will direct the routing of all "1+" or "011+" calls to CTRA's underlying carriers network.

4. As and when Service orders are processed, Customer's clients will have the opportunity to call a "1-700" number to determine if activation of the


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


     Service has occurred. The "1-700" number will have the Customer's voice prompt.

5.   Service orders will be processed on a first come, first served basis.

6. Under normal conditions, and subject to having received all prerequisite documentation complete and in order, CTRA will process Service orders within nine (9) working days on the average. However, CTRA will not assume nor incur any liability for delays in processing such Service orders.

7. The billing cycle will end on the last day of each month, or on such other date as may be determined by CTRA and notified to Customer. Call Detail Records will be provided on a daily basis.

8.   Billing will be provided on paper, magnetic media or electronically.


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                                                                    No:
                                                                       -----

Customer Service Agreement

                                   ANNEX I TO
                                   SCHEDULE A




                                STANDARD FORM OF
                             LETTER OF AUTHORIZATION
                                      (LOA)




English Version:

Your signature below authorizes ( ) to notify your local telephone company of your decision to subscribe to ( ) long distance telephone services under the terms of Equal Access. Equal Access means your long distance calls are routed automatically over ( ) network every time you dial "1" plus the long distance telephone number. Only calls made from the phone number(s) listed above will be the object of this subscription.


Signature:                                             Date (y/m/d):
           -------------------------------------------              ------------



Signature:                                             Date (a/m/j)
           -------------------------------------------              ------------



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Customer Service Agreement No: 9901
                                                                      No:
                                                                         ------



                                   SCHEDULE B

                            SERVICE RATES AND CHARGES






                             SEE ATTACHED RATE CHART

















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                                     SCHEDULE  B  RATES AND CHARGES





For all calls carried on the Sprint Network

   Outbound calls from and to anywhere in Canada              *  per minute
   Outbound calls from anywhere in Canada to the USA          *  per minute

   Calling Cards from and to anywhere in Canada or the USA    * per min.

Inbound calls from anywhere in Canada to Ontario and Quebec   * per min.
Inbound calls from the USA to anywhere in Canada              * per min.


For all calls carried on the Optel Network to anywhere in Canada from anywhere in Ontario and Quebec, the rate for these calls shall be: * per min.

The above rates are predicated upon the traffic distribution provided by Innofone Canada, of 65% Ontario/Quebec termination of which 98% of the traffic will originate in Ontario/Quebec and that no more than 30% of the traffic will originate during peak calling hours. Should usage be outside these general boundaries during any month after March 31, 2001, a re-evaluation of the above rates will occur.

Innofone Canada and CTRA will review the above rates every six months during this agreement to ensure market viability. If Innofone determines that the above rates are not competitive and submits written proof of such, then CTRA will have 30 days to respond .


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All calls are rated as per the above 24 hours per day, 7 days per week timed in
* and * except calling card and International calls which will be timed in * and *.















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